As filed with the Securities and Exchange Commission on March 11, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MOGU Inc.

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Huanglong Wanke Center, 23/F

Building No. G

No. 77 Xueyuan Road

Xihu District, Hangzhou, 310012

People’s Republic of China

+86 0571-88867550

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Amended and Restated Global Share Plan

(Full title of the plan)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, Delaware 19711

+1 302-738-6680

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

Copies to:

Huiqing Wang Financial Controller MOGU Inc. Huanglong Wanke Center, 23/F Building No. G No. 77 Xueyuan Road Xihu District, Hangzhou, 310012 People’s Republic of China +86 0571-88867550	Z. Julie Gao, Esq. Skadden, Arps, Slate, Meagher & Flom LLP c/o 42/F, Edinburgh Tower The Landmark 15 Queen’s Road Central Hong Kong +852 3740-4700	Haiping Li, Esq. Skadden, Arps, Slate, Meagher & Flom LLP JingAn Kerry Centre, Tower II 46th Floor 1539 Nanjing West Road Shanghai, the People’s Republic of China +86 21 6193-8200

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered (1)	Amount to be Registered (2)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A Ordinary Shares, par value $0.00001 per share	80,235,704 (3)	$0.08 (3)	$6,418,856	$700.30
Total	80,235,704	—	$6,418,856	$700.30

(1)

These shares may be represented by the Registrant’s American depositary shares (“ADSs”), each of which represents 25 Class A ordinary shares. The Registrant’s ADSs issuable upon deposit of the Class A ordinary shares registered hereby have been registered under a separate registration statement on Form F-6 (333-228527).

(2)

Represents Class A ordinary shares issuable upon exercise of options and pursuant to other awards granted under the Amended and Restated Global Share Plan (the “Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares which may be offered and issued to prevent dilution from share splits, share dividends or similar transactions as provided in the Plan. Any Class A ordinary shares covered by an award granted under the Plan (or portion of an award) that terminates, expires, lapses or repurchased for any reason will be deemed not to have been issued for purposes of determining the maximum aggregate number of Class A ordinary shares that may be issued under the Plan.

(3)

These shares represent Class A ordinary shares that that are reserved for future award grants under the Plan pursuant to the Plan’s evergreen provisions, which were not previously registered under the registration statements on Form S-8 (File No. 333-229419), as filed with the Commission on January 30, 2019 (the “Prior Registration Statement”). The corresponding proposed maximum offering price per share is estimated solely for the purposes of calculating the registration fee in accordance with Rule 457(h) and Rule 457(c) under the Securities Act, is based on US$1.93 per ADS, the average of the high and low prices for the Registrant’s ADSs as quoted on The New York Stock Exchange on March 9, 2021, adjusted for ADS to ordinary shares ratio.

EXPLANATORY NOTE

This Registration Statement is filed by MOGU Inc. (the “Registrant”) to register additional securities issuable pursuant to the Plan and consists of only those items required by General Instruction E to Form S-8. Pursuant to certain provisions of the Plan (referred to as the “evergreen provisions”), the number of ordinary shares that are available for award grant purposes under the Plan can be increased during the term of the Plan by an amount equal to such number of ordinary shares as may be determined by the board of directors of the Registrant, subject to certain restrictions. The additional securities registered hereby consist of 80,235,704 ordinary shares, which represent the number of ordinary shares that were added to the Plan pursuant to the evergreen provisions.

In accordance with General Instruction E to Form S-8, the contents of the Prior Registration Statement are incorporated herein by reference, except as otherwise set forth herein.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents previously filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated by reference herein:

(a)	The Registrant’s annual report on Form 20-F (File No. 001-38748) for the fiscal year ended March 31, 2020, filed with the Commission on July 29, 2020; and

(b)

The description of the Registrant’s Class A ordinary shares incorporated by reference in the Registrant’s registration statement on Form 8-A (File No. 001-38748) filed with the Commission on November 23, 2018, including any amendment and report subsequently filed for the purpose of updating that description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents. Any statement in a document incorporated or deemed to be incorporated by reference in this registration statement will be deemed to be modified or superseded to the extent that a statement contained in this registration statement or in any other later filed document that also is or is deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this registration statement.

Item 8. Exhibits

See the Exhibit Index included herein.

EXHIBIT INDEX

Exhibit Number	Description

4.1	Fifteenth Amended and Restated Memorandum and Articles of Association of the Registrant (incorporated herein by reference to Exhibit 3.2 to the registration statement on Form F-1, as amended (File No. 333-228317))

4.2	Registrant’s Specimen Certificate for Class A Ordinary Shares (incorporated herein by reference to Exhibit 4.2 to the registration statement on Form F-1, as amended (File No. 333-228317))

4.3	Deposit Agreement, dated December 5, 2018, among the Registrant, The Bank of New York Mellon, as depositary, and all owners and holders from time to time of American Depositary Shares issued thereunder (incorporated herein by reference to Exhibit 4.3 to the registration statement on Form S-8, as amended (File No. 333-229419))

5.1*	Opinion of Maples and Calder (Hong Kong) LLP, Cayman Islands counsel to the Registrant, regarding the legality of the Class A ordinary shares being registered

10.1	Amended and Restated Global Share Plan (incorporated herein by reference to Exhibit 10.1 to the registration statement on Form F-1, as amended (File No. 333-228317))

23.1*	Consent of PricewaterhouseCoopers Zhong Tian LLP

23.2*	Consent of Maples and Calder (Hong Kong) LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included on signature page hereto)

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hangzhou, China, on March 11, 2021.

MOGU Inc.

By:	/s/ Qi Chen
Name:	Qi Chen
Title:	Chairman of the Board of Directors
and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, severally and not jointly, each of Qi Chen and Huiqing Wang, with full power to act alone, as his or her true and lawful attorney-in-fact, with the power of substitution, for and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dated indicated.

Signature	Title	Date

/s/ Qi Chen	Chairman of the Board of Directors and Chief Executive Officer (principal executive officer)	March 11, 2021
Qi Chen

/s/ Xuqiang Yue	Director	March 11, 2021
Xuqiang Yue

/s/ Yibo Wei	Director	March 11, 2021
Yibo Wei

/s/ Andrew Hong Teoh	Director	March 11, 2021
Andrew Hong Teoh

/s/ Shengwen Rong	Director	March 11, 2021
Shengwen Rong

/s/ Huiqing Wang	Financial Controller (principal financial and accounting officer)	March 11, 2021
Huiqing Wang

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of MOGU Inc. has signed this registration statement or amendment thereto in Newark, Delaware on March 11, 2021.

Authorized U.S. Representative

Puglisi & Associates

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director